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                                                                   EXHIBIT 10.14

                                 April 10, 2002

Dear Hilary,

         This letter agreement sets forth the terms and conditions of your position with RedEnvelope, Inc. (the "Company").

         1.       POSITION.

                  a. You will continue to have the titles and responsibilities of the Chairman of the Board and Chief Marketing Officer of the Company. You will continue to report directly to the Company's Board of Directors in your capacity as Chairman and you will report to the Company's Chief Executive Officer in your capacity as Chief Marketing Officer.

                  b. You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of your duties and obligations to the Company. During your employment, you further agree that you (i) will devote substantially all of your business time and attention to the business of the Company, at the Company's headquarters or in your home office (as you determine and as is necessary, in your reasonable judgment, to fulfill your obligations hereunder); (ii) will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company's Board of Directors; and (iii) will not directly or indirectly engage or participate in any business or activity that is competitive in any manner with the business of the Company. Nothing in this letter agreement will prevent you from: (i) accepting speaking or presentation engagements in exchange for honoraria; (ii) serving on advisory boards or boards of charitable organizations, so long as such service does not unduly interfere with the performance of your duties to the Company; or (iii) owning, directly or indirectly, no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

         2.       COMPENSATION.

                  a. BASE SALARY. Commencing April 4, 2002, you will be paid a base monthly salary of $25,000, which is equivalent to $300,000 on an annualized basis, subject to applicable tax withholding. Your salary will be payable pursuant to the Company's regular payroll policy (or in the same manner as other similarly situated employees of the Company).

                  b. BONUS. You will not be entitled to a bonus for fiscal year 2003 (i.e., the fiscal year ending March 31, 2003), unless otherwise determined by the Company's Board of Directors. You will be eligible, subject to approval by the Company's Board of Directors, for annual bonuses in subsequent fiscal years pursuant to an incentive compensation plan that will be developed by Company management and the Board of Directors.

         3.       STOCK OPTIONS.

                  a. CURRENT OPTION. You currently hold a total of 888,888 shares, and unexercised options to purchase an additional 630,000 shares, of Company common stock, in each

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case subject to the vesting requirements and restrictions on transfer set forth in the respective stock purchase agreements and stock option agreements therefor.

                  b. PERCENTAGE INTEREST. If, at any time prior to the earlier to occur of the closing of: (i) an initial public offering of the Company's Common Stock ("IPO") or (ii) a Change of Control (as defined below) of the Company, your total option and shareholdings in the Company are below three percent (3%) of the total outstanding shares, options, warrants and other convertible securities (including unallocated stock options), then the Company will recommend to the Board of Directors that additional options be granted to you at the then fair market value to ensure that your ownership percentage is equal to 3%. The vesting schedule associated with any such options will be identical to the vesting arrangement with the options and stock held by you. In other words, if you are 75% vested in your options and shares owned prior to such issuance, then the new issuance shall be vested in 75% of such amount. The rights granted pursuant to this paragraph shall immediately terminate upon the closing of an IPO or a Change of Control, whichever occurs first.

                  c. ADDITIONAL GRANTS. Subject to the discretion of the Company's Board of Directors, you may be eligible to receive additional grants of stock options or purchase rights from time to time in the future, on such terms and subject to such conditions as the Board of Directors shall determine as of the date of any such grant.

                  d. SPECIAL OPTION EXERCISE PROVISIONS. Notwithstanding anything to the contrary in any of your stock option agreements, the 1999 Plan or any other document or agreement, (i) you will have a period of 12 months following a termination of your employment relationship with the Company as a result of your death or disability (or, if earlier, the expiration date of the term of the option) to exercise any and all stock options held by you that are vested as of the date of such termination, (ii) your options will be transferable to a trust for your benefit, or for the benefit of an immediate family member, as permitted by applicable law, (iii) all of your options will permit the use of a full-recourse, five-year term promissory note, in the same form as previously used by you to exercise options (with such changes as the plan Administrator reasonably deems necessary), as an acceptable form of payment upon exercise of any of the Shares, and (iv) you will have three years from the date of termination of your employment (or, if earlier, the expiration date of the term of the option) for any reason (other than death or disability) to exercise any and all stock options held by you that are vested as of the date of such termination.

                  e. SPECIAL VESTING. In the event of a Change of Control of the Company, then 25% of your unvested options or shares remaining as of the effective date of the Change of Control will become immediately vested. As used herein, a "Change of Control" shall mean any of the following: (i) a merger of the Company into another entity (other than a merger effected solely for the purpose of changing the state of domicile of the Company), (ii) any other transaction in which more than 50% of the voting control of the Company is transferred (other than an equity financing of the Company in which the Company is the surviving entity), including, without limitation, the sale of more than 50% of the outstanding shares of the Company's capital stock, (iii) the sale of all or substantially all of the assets of the Company, or (iv) immediately prior to the liquidation or dissolution of the Company. If your employment is terminated by the Company or its successor within the twelve (12) month period following a Change of Control, for any reason other than

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Cause, then an additional 25% of your unvested options or shares remaining as of the effective date of the Change of Control will become immediately vested.

                  f. NOTES EXTENSION. You and the Company acknowledge that there are currently two promissory notes (the "Notes") outstanding which you used to finance the purchase of shares of Company stock, each dated July 21, 1999, the first in the principal amount of $19,166.30 and the second in the principal amount of $24,389.20. The Company will, concurrently with the execution of this letter agreement, amend the Notes to extend the maturity dates thereof from July 20, 2003 until July 20, 2007.

         4.       BENEFITS.

                  a. INSURANCE BENEFITS; INDEMNIFICATION. You will continue to participate in the standard benefits plans currently available to other similarly situated employees, including group medical insurance, subject to any eligibility requirements imposed by such plans. In addition, the Company currently indemnifies all officers and directors to the maximum extent permitted by law (and advances expenses for which indemnification is available to the maximum extent permitted by law) and the Company has entered into its standard form of Indemnification Agreement with you giving you such protection. The Company will also maintain, at its sole expense, during the period of your service as a director or officer of the Company or any of its affiliated entities and for such additional period of time as you are subject to claims arising therefrom, director and officer liability insurance in such amounts and subject to such limitations as the Company shall, in good faith, determine. Notwithstanding the foregoing, the Company shall have no obligation to obtain or maintain such insurance coverage if the Company determines in good faith that:
(i) such insurance cannot be obtained or maintained on terms that are commercially reasonable; (ii) if the premium costs for such insurance are substantially disproportionate to the amount of coverage provided; (iii) if the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit; or (iv) if you are covered by similar insurance maintained by a parent or subsidiary of the Company.

                  b. VACATION. You will be entitled to twenty-three (23) days of paid time off per year (exclusive of Company holidays), subject to the applicable cap on accrual and other terms of the Company's vacation policy.

         5. CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT. You have previously executed, and remain bound by the terms of, the Company's Confidential Information and Invention Assignment Agreement (the
"Confidentiality Agreement").

         6. AT-WILL EMPLOYMENT. Subject only to the Company's obligations described in Section 7 below, your employment with the Company will be on an "at will" basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation.

         7. SEVERANCE BENEFITS. Upon termination of your employment with the Company, you will be entitled to receive benefits only as set forth in this
Section 7 or as otherwise provided by applicable law. Your entitlement to these severance benefits will be conditioned upon your signing (and not revoking) and delivering to the Company of (i) a general mutual release of all claims (provided that the Company shall not be required to release any claims arising from a

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material breach by you of the Confidentiality Agreement) substantially in the form attached hereto as Exhibit A and (ii) a resignation from all of your positions with the Company.

                  a. In the event of the termination of your employment by the Company without "Cause", or as a result of your "Constructive Termination" (as such terms are defined below), you will be entitled to receive (i) a cash amount equal to twelve (12) months of your then-current base salary (less applicable tax withholding), which benefit will be paid over the twelve (12) month period following your execution of the release agreement on the Company's normal payroll dates in equal installments, and (ii) twelve (12) months, measured from the date of termination, of continued insurance coverage under COBRA to be paid for by the Company.

                  b. For purposes of this letter agreement, "Cause" for your termination by the Company will mean your: (i) gross negligence in the performance of your job responsibilities; (ii) failure or refusal to comply with the lawful directives of the Company's Board of Directors not inconsistent with your position and responsibilities (other than a refusal to incur any of (i) -
(iv) under the definition of Constructive Termination below); (iii) willful misconduct that the Company reasonably determines is materially detrimental to the business or reputation of the Company; (iv) dishonest or fraudulent conduct in the performance of your job responsibilities or that the Company reasonably determines is materially detrimental to the business or reputation of the Company; (v) conviction of a felony; (vi) material breach of your Confidentiality Agreement or your duties of confidentiality owed to any third parties as a result of your position with the Company; or (vii) death; provided, however, that an occurrence of any of (i) through (iii) above shall constitute Cause hereunder only after the Company has provided you with written notice of such gross negligence, failure or misconduct and a reasonable opportunity for you to cure such gross negligence, failure or misconduct (assuming such gross negligence, failure or misconduct is capable of being cured). For purposes of the immediately preceding proviso, a majority of the disinterested members of the Company's Board of Directors shall determine whether a cure has been effected or whether a reasonable opportunity to cure was provided.

                  c. For purposes of this letter agreement, "Constructive Termination" will mean your resignation from all of your positions with the Company within thirty (30) days following: (i) a material reduction or change in your title, job duties, authority, responsibilities or job requirements inconsistent with your position with the Company; (ii) any material reduction of your base compensation; (iii) any elimination of a material benefit provided to you pursuant to your employment with the Company; (iv) a relocation of your place of employment more than twenty-five (25) miles from San Francisco, California; (v) the Company's failure to cure any material breach by it of the terms of this letter agreement or the Indemnification Agreement referenced herein within a reasonable time following written notice from you to the Company's Board of Directors, in each case under (i) through (v) above, other than with your written consent; or (vi) the actual occurrence of any "constructive termination" of you by the Company under any applicable provision of California law.

                  d. Notwithstanding the foregoing, in the event that the Company terminates your employment without Cause and as a result of your physical or mental impairment which prevents performance of the essential functions of your position, the amount of cash payment that you would otherwise be entitled to receive pursuant to Section 7(a)(i) above shall be reduced by

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the gross amount of disability insurance proceeds that you are entitled to receive, due to such impairment, during the twelve (12) month period following such termination.

         8. ATTORNEY FEES. The Company shall reimburse you for up to $5,000 of the attorney or other professional fees reasonably incurred by you in connection with the review and negotiation of the terms of this letter agreement prior to the date hereof upon submission of an invoice or other suitable documentation.

         9. BUSINESS EXPENSES. The Company shall reimburse you, following submission of appropriate documentation, for the reasonable travel, entertainment, cellular telephone and other business expenses incurred in connection with your duties to the Company, subject to the Company's expenditure and reimbursement guidelines.

                            [signature page follows]

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To indicate your acceptance of these terms and conditions, please sign and date this letter in the space below. This letter agreement may not be modified or amended except by a written agreement, signed by the Company and by you. This letter agreement will be governed by California law, without regard to the conflicts of laws provisions thereof. This letter agreement, together with the related documents referenced above, constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes and replaces any and all prior or contemporaneous agreements or understandings, either written or oral, relating to the subject matter hereof including, without limitation, the letter agreement dated July 1, 1999, along with any amendments thereto.

Very truly yours,                            ACCEPTED AND AGREED:

REDENVELOPE, INC.                            HILARY BILLINGS

By: /s/ Alison L. May                        /s/ Hilary Billings
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                                             Signature

Title: Pres & CEO                                     6.10.02
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                                             Date

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